Exhibit 99.1

For Immediate Release

STR Holdings Elects Scott S. Brown and Andrew M. Leitch

To Its Board of Directors

ENFIELD, Conn. — November 6, 2009 — STR Holdings, Inc. (NYSE: STRI) today announced the election of two new members to its Board of Directors, Scott S. Brown, 53, Chief Executive Officer of New Energy Capital LLC and Andrew M. Leitch, 66, a former audit partner at Deloitte & Touche LLP. As a result of the Company’s initial public offering, the Company has expanded its Board to eight members and has determined that with these appointments, a majority of the Board is independent and the Board composition complies with Securities & Exchange Commission and NYSE listing requirements.

Dennis L. Jilot, STR’s Chairman, President and Chief Executive Officer, commented: “The Board and I are delighted to have Andrew and Scott join the STR team. Both of them possess strong strategic business sense, financial acumen and will strengthen our corporate governance function as we transition to a publicly traded company.”

Prior to joining New Energy Capital, LLC in which he has been the Chief Executive Officer since 2004, Mr. Brown was Chief Executive Officer of Sinclair Brown Associates, a management and investment consulting firm. Previously, Mr. Brown was on the founding management team of First Solar and Chief Executive Officer of Glasstech Solar, Inc.  He holds a B.A. from Dartmouth College and a J.D. from Harvard Law School. Mr. Brown will serve on the audit committee of the STR Board.

Mr. Leitch spent more than 27 years with Deloitte & Touche LLP, last serving as Vice Chairman of the Management Committee, Hong Kong.  Mr. Leitch currently serves as Chairman of the Board of Blackbaud, Inc., as well as a Director and Chairman of the audit committee of Aldila, Inc. and Cardium Therapeutics, Inc. Mr. Leitch is a certified public accountant and chartered accountant and will serve as STR’s Chairman of the audit committee and financial expert.

About STR

STR Holdings, Inc. is a diversified global leader providing high quality, superior performance solar encapsulants to the photovoltaic module industry. It is also one of the world’s top providers of quality assurance testing, audit, inspection and responsible sourcing services.  STR works with over 6,000 major manufacturers, importers, raw materials suppliers and retailers around the globe to ensure that they have the highest level of confidence in the quality and safety of their products and the social standards of the supply chain producing them. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strholdings.com.

Contact:	Barry A. Morris, Executive Vice President and Chief Financial Officer
(860) 749-8371
barry.morris@strus.com

Joseph Radziewicz, Controller and Principal Accounting Officer
(860) 749-8371
joseph.radziewicz@strus.com